SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X]   Preliminary Proxy Statement
[_]   Confidential, for Use of the Commission Only (as permitted by 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Pursuant to
      Rule 14a-11(c) or Rule 14a-12


                            NATIONAL-STANDARD COMPANY
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                       N/A
--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


Payment of filing fee (Check the appropriate box):
[_]   No fee required.
[_]   $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.
[X]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)      Title of each class of securities to which transaction applies:

                                  COMMON STOCK

      (2)      Aggregate number of securities to which transactions applies:

                                    1,083,215

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                    $1.00 (CASH PAYMENT TO SECURITY HOLDERS)

      (4)      Proposed maximum aggregate value of transaction:

                                   $1,083,215

      (5)      Total fee paid:

                                      $217


[ ]   Fee paid previously with preliminary materials.

--------------------------------------------------------
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)      Amount Previously Paid:            N/A

      (2)      Form, Schedule or Registration Statement No.:        N/A

      (3)      Filing Party:     N/A

         (4)      Date Filed:       N/A

                         [National-Standard Letterhead]



                                                        [                ], 2000

To the Shareholders of National-Standard Company:

         You are cordially invited to attend a Special Meeting of Shareholders of National-Standard Company (the "Company") to be held on [ ], 2000, as set forth in the attached Notice of Special Meeting of Shareholders. At this meeting you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which NS Acquisition Corp. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of The Heico Companies, LLC, a Delaware limited liability company ("Parent"), will be merged with and into the Company. Details of the proposed merger and other important information are contained in the accompanying proxy statement.

         The merger is the second and final step in the acquisition of the Company by Parent pursuant to the terms of the Merger Agreement. The first step was a tender offer by Purchaser for all the outstanding shares of common stock of the Company (the "Shares"). Upon expiration of the tender offer on August 4, 2000, Purchaser purchased 4,705,354 Shares (approximately 81.5% of the outstanding Shares) for $1.00 in cash per Share.

         In the merger, the Company's remaining shareholders (other than Parent and its subsidiaries) will receive the same consideration paid in the tender offer, $1.00 in cash, for each Share owned, and thereafter they will have no further equity interest in the Company.

         Your Board of Directors, after careful consideration, has approved the Merger Agreement and determined that the tender offer and the merger are fair to and in the best interests of the Company and its shareholders. In addition, the Board of Directors of the Company received a written opinion from U.S. Bancorp Piper Jaffray, Inc. that, as of the date of its opinion and subject to the matter described therein, the cash consideration of $1.00 per Share to be received by shareholders pursuant to the tender offer and the merger is fair to such shareholders from a financial point of view. The opinion is included as Annex B to the enclosed proxy statement and you are urged to read the opinion in its entirety. Your Board of Directors recommends that you vote FOR the approval and adoption of the Merger Agreement.

         Approval of the proposed merger requires the affirmative vote of the holders of a majority of the outstanding Shares. As a result of the completion of the tender offer, Purchaser owns and has the right to vote at the Special Meeting sufficient Shares to cause the Merger Agreement to be approved without the affirmative vote of any other shareholder. The Merger Agreement requires Purchaser to vote all of its Shares in favor of approving and adopting the Merger Agreement.

         We urge you to read the enclosed material carefully and request that you complete and return the enclosed proxy as soon as possible. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy card.

                                    Sincerely yours,


                                    T. C. Wright
                                    Secretary

                            NATIONAL-STANDARD COMPANY

                              --------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                             TO BE HELD ON [ ], 2000

                              --------------------


                                                           [             ], 2000

To the Shareholders of National-Standard Company

         A Special Meeting of Shareholders of National-Standard Company will be held at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois, on [ ], 2000 at 10:00 a.m., local time, for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 26, 2000 (the "Merger Agreement"), by and among Heico Holding, Inc., NS Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of The Heico Companies, LLC, a Delaware limited liability company ("Parent"), and National-Standard Company, an Indiana corporation (the "Company"), pursuant to which: (a) Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation; and (b) each outstanding share of the Company's common stock, par value $.01 per share (the "Shares"), other than Shares held by Parent, the Company or any of their respective subsidiaries, will be converted into the right to receive $1.00 in cash, without interest; and

         2. To consider and act upon any matters incidental to the foregoing and to transact such other business as may properly come before the meeting or any and all adjournments or postponements thereof.


         Only holders of record of Shares at the close of business on August 7, 2000 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

         Your attention is respectfully directed to the accompanying Proxy Statement. We urge you to read it carefully. Whether or not you expect to attend the meeting in person, please complete and return the enclosed proxy in the envelope provided. The proxy may be revoked at any time before it is exercised in the manner described in the Proxy Statement.

                                  BY ORDER OF THE BOARD
                                  OF DIRECTORS


                                  T. C. Wright
                                  Secretary


 PLEASE COMPLETE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY
     IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

      PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                            NATIONAL-STANDARD COMPANY

                                 PROXY STATEMENT

                        --------------------------------

                      FOR A SPECIAL MEETING OF SHAREHOLDERS
                             TO BE HELD ON [ ], 2000

                        --------------------------------

         This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of National-Standard Company to be used at a Special Meeting of Shareholders to be held at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois, on [ ], 2000 at 10:00 a.m., local time, and any adjournments or postponements thereof.

         The purpose of the Special Meeting is to consider and act upon a proposal recommended by the Board of Directors of the Company to approve and adopt an Agreement and Plan of Merger, dated as of June 26, 2000 (the "Merger Agreement"), by and among Heico Holding, Inc., a Delaware corporation ("Heico"), NS Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of The Heico Companies, LLC, a Delaware limited liability commpany ("Parent"), and National-Standard Company, an Indiana corporation (the "Company"), pursuant to which Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation and each outstanding share of common stock, par value $.01 per share, of the Company (the "Shares"), other than Shares held by Parent, the Company or any of their respective subsidiaries, will be converted into the right to receive $1.00 in cash, without interest thereon. A copy of the Merger Agreement is included in this Proxy Statement as Annex A.

         Purchaser was formed at the direction of Parent for the purpose of entering into the Merger Agreement and effecting the transactions contemplated thereby. For further information regarding Parent and Purchaser, see "Information Concerning Parent and Purchaser"

         Pursuant to the Merger Agreement, as the first step in the acquisition of the Company by Parent and Purchaser, on July 10, 2000, Purchaser commenced a cash tender offer (the "Offer") for all of the outstanding Shares at $1.00 per Share in cash. After expiration of the Offer on August 4, 2000, Purchaser purchased 4,705,354 Shares, constituting approximately 81.5% of the outstanding Shares. The Merger is the second and final step in the acquisition by Parent and Purchaser of all of the outstanding Shares. In the Merger each outstanding Share, other than Shares held by Parent, the Company or any of their respective subsidiaries, will be converted into the right to receive $1.00 in cash, without interest, and the holders of such Shares will thereafter have no further equity interest in the Company.

         As a result of the purchase of Shares pursuant to the Offer, Purchaser has the right to vote sufficient Shares to cause the Merger Agreement to be approved and adopted without the affirmative vote of any other shareholder. The Merger Agreement requires Purchaser to vote all of its Shares in favor of approving and adopting the Merger Agreement.

         Only holders of record of Shares at the close of business on August 7, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. The Shares represent the only outstanding voting securities of the Company and each Share represents the right to cast one vote. As of the Record Date, there were 5,788,569 Shares outstanding held by approximately [________] holders of record.

         Each shareholder is requested to sign and return the enclosed proxy card in order to ensure that his or her Shares are voted. Proxies in the form enclosed, unless previously revoked, will be voted at the Special Meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the Special Meeting by sending in a proxy bearing a later date, by delivering a written notice of revocation or by attending the Special Meeting in person and casting a ballot or delivering notice of revocation of the proxy. If a choice or instruction is specified by the shareholder on a signed and returned proxy card, the proxy will be voted in accordance with such specification. If no choice or instruction is specified by such shareholder on a signed and returned proxy card, the proxy will be voted as recommended by the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         A majority of the outstanding Shares entitled to vote, represented in person or by proxy, is required for a quorum at the Special Meeting. Approval of the proposed merger requires the affirmative vote of the holders of a majority of the outstanding Shares or 2,894,285 Shares based on the number of Shares outstanding on the Record Date. Purchaser owns and has the right to vote 4,705,354 Shares, or approximately 81.5% of the outstanding Shares, and therefore can cause the Merger Agreement to be approved and adopted without the affirmative vote of any other shareholder.

         Dissenters' rights are not available in the Merger.

         After the initial mailing of this Proxy Statement, proxies may be solicited by telephone, telegram or personally by directors, officers and other employees of the Company (who will not receive any additional compensation therefor). All expenses with respect to the solicitation of proxies, including printing and postage costs, will be paid by the Company.

         All information contained in this Proxy Statement concerning Parent, Purchaser and their affiliates (other than the Company), the financing of the Offer and the Merger and plans for Parent and the Company after the Merger has been supplied by Parent and Purchaser. With the exception of the aforementioned information, all information contained in this Proxy Statement has been supplied by the Company.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROXY STATEMENT.

         THE DATE OF THIS PROXY STATEMENT IS [                      ], 2000

                        --------------------------------

                       THIS PROXY STATEMENT IS FIRST BEING
                        SENT TO SHAREHOLDERS ON [ ], 2000

                        --------------------------------

                                TABLE OF CONTENTS

SUMMARY TERM SHEET FOR THE MERGER..............................................i
     The Proposed Transaction..................................................i
     The Company Recommendation to Shareholders................................i
     Opinion of U.S. Bancorp Piper Jaffray.....................................i
     The Special Meeting.......................................................i
     The Merger...............................................................ii
     Payment for the Shares...................................................ii

INTRODUCTION...................................................................1
     General...................................................................1
     Voting at the Special Meeting.............................................1

THE MERGER.....................................................................3
     Background of the Merger..................................................3
     Recommendation of the Board of Directors..................................7
     Opinion of the Company's Financial Advisor................................9
     Interests of Certain Persons in the Merger................................9
     Payment for the Shares...................................................12
     Purpose of the Offer and the Merger; Plans for the Company...............12
     Certain Legal Matters; Regulatory Approvals..............................12
     The Merger Agreement.....................................................14
     Certain Federal Income Tax Consequences..................................23

FINANCING OF THE MERGER.......................................................24

INFORMATION CONCERNING THE COMPANY............................................24
     The Business of the Company..............................................24
     Directors and Executive Officers of the Company..........................25
     Purchaser................................................................26
     Parent...................................................................26

OWNERSHIP OF SHARES BY DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS.........27

PROXY SOLICITATION; REVOCATION OF PROXIES.....................................29

OTHER MATTERS.................................................................29

INCORPORATED DOCUMENTS AND AVAILABLE INFORMATION..............................29



ANNEXES
Annex A--The Merger Agreement..........................................ANNEX-A-1
Annex B--Opinion of U.S. Bancorp Piper Jaffray, Inc....................ANNEX-B-2

                        SUMMARY TERM SHEET FOR THE MERGER

         This summary term sheet for the merger highlights such information from this proxy statement regarding the merger and the merger agreement. This summary term sheet does not propose to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this proxy statement. Accordingly, we encourage you to carefully read this entire proxy statement and the documents to which we have referred you.

THE PROPOSED TRANSACTION

o The Proposal (page [_____]). You are being asked to consider and vote upon a proposal to approve the merger agreement pursuant to which Purchaser would be merged with and into the Company, with the Company as the surviving corporation. The Company will be wholly-owned by Parent as a result of the merger.

o What You Will Receive (page [_______]). Upon completion of the merger, you will be entitled to receive $1.00 in cash for each share of the Company's common stock that you hold.

o The Acquiror (page [______]). Parent is a privately owned holding company, headquartered in Chicago, Illinois whose interests include construction equipment and services, heavy machinery, materials handling, and other interests. Parent is controlled by Mr. Michael E. Heisley, Sr. Purchaser is a newly-formed Delaware corporation and has not conducted any business other than in connection with the tender offer and the merger.

THE COMPANY RECOMMENDATION TO SHAREHOLDERS (PAGE [_____])

         Your board of directors has approved the merger agreement and determined that the merger is fair to and in the best interests of the Company and its shareholders. Your board recommends that shareholders vote FOR approval of the merger agreement at the special meeting.

OPINION OF U.S. BANCORP PIPER JAFFRAY

         On June 22, 2000, U.S. Bancorp Piper Jaffray, Inc., our financial advisor, delivered its written opinion to the Board of Directors of the Company that, as of the date of such opinion and based on and subject to the matters stated in the opinion, the $1.00 per share in cash to be received by the holders of shares of common stock of the Company in the tender offer and the merger is fair to such shareholders from a financial point of view.

         The opinion is attached as Appendix B to this proxy statement. You are urged to read the opinion in its entirety.

THE SPECIAL MEETING

o Date, Time and Place (page [______]). The special meeting will be held at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois, on [_____________], 2000 at 10:00 a.m., local time.

o Required Vote (page [_________]). Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock.

o Who May Vote (page [________]). You are entitled to vote at the special meeting if you owned shares of the Company's common stock at the close of business on August 7, 2000, the record date for the special meeting. 5,788,569 shares of the Company's common stock were outstanding as of the record date and entitled to vote at the special meeting.

o Procedure for Voting (page [_______]). You may vote in either of two ways:

         (1)      by completing and returning the enclosed proxy card, or

         (2)      by appearing at the special meeting.

         If you complete and return the enclosed proxy but wish to revoke it, you must either file with the Secretary of the Company a written, later-dated notice of revocation or send a later-dated proxy relating to the same shares to the Secretary of the Company at or before the special meeting.

THE MERGER

o The Structure (page [_______]). Upon the terms and conditions of the merger agreement, a wholly-owned subsidiary of the Parent will merge with and into the Company. The Company will remain in existence as a wholly-owned subsidiary of Parent. Upon approval of the merger agreement and satisfaction of the other conditions to the merger specified therein, Purchaser will be merged with and into the Company. At the time0 the merger becomes effective, each outstanding share of common stock of the Company (other than shares held by Parent, the Company or any subsidiary of Parent or the Company) will automatically be converted into the right to receive $1.00 in cash, without interest, and holders of such shares will thereafter have no further equity interest in the Company.

o Material Federal Income Tax Consequences (page [_________]). The merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the merger in an amount determined by the difference between the cash you receive and the tax basis in your shares of the Company's common stock. The Merger may also be a taxable transaction for state, local and other purposes. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you.

o Dissenters' Rights (page [___________]). The Company's shareholders do not have dissenters' rights in the merger.

PAYMENT FOR THE SHARES

         Promptly after consummation of the merger, a transmittal letter and instructions for surrendering certificates formerly representing shares of common stock of the Company will be mailed to each shareholder of record of the Company at the effective time of the Merger. Parent has appointed EquiServe Trust Company to act as the paying agent (the "Paying Agent"). DO NOT SEND SHARE CERTIFICATES WITH YOUR PROXY.

                                  INTRODUCTION

GENERAL

         This Proxy Statement is being furnished to shareholders of National-Standard Company, an Indiana corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of the Company from holders of the outstanding shares of the Common Stock, par value $.01 per share (the "Shares"), of the Company for use at the Special Meeting of Shareholders to be held on [___________], 2000 at 10:00 a.m., local time, at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois, and at any adjournments or postponements thereof (the "Special Meeting").

         At the Special Meeting, shareholders will be asked to approve and adopt the Agreement and Plan of Merger, dated as of June 26, 2000 (the "Merger Agreement"), by and among Heico Holding, Inc., a Delaware corporation ("Heico"), NS Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of The Heico Companies, LLC, a Delaware limited liability company ("Heico"), and the Company. A copy of the Merger Agreement is included with this Proxy Statement as Annex A. The Merger Agreement provides for the merger (the "Merger") of Purchaser with and into the Company, with the Company to be the surviving corporation (the "Surviving Corporation") in the Merger. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.

         On June 26, 2000, the Company entered into the Merger Agreement with Heico and Purchaser. On July 10, 2000, Purchaser commenced a cash tender offer for all outstanding Shares pursuant to an Offer to Purchase (which, together with the related letter of transmittal, constituted the "Offer"), at a price per Share of $1.00 in cash. On August 7, 2000, Purchaser accepted for payment pursuant to the Offer 4,705,354 Shares, consisting of all Shares validly tendered and not withdrawn as of such date, at $1.00 in cash per Share. The Merger is intended to follow the purchase of Shares pursuant to the Offer as the second and final step in the acquisition of the Company pursuant to the Merger Agreement.

         Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding Shares as of the Record Date, or approximately 2,894,285 Shares. As a result of the purchase of Shares pursuant to the Offer, Purchaser owns 4,705,354 Shares, constituting approximately 81.5% of the issued and outstanding Shares as of the close of business on the Record Date. As required by the Merger Agreement, Purchaser will vote all Shares owned by it in favor of the approval and adoption of the Merger Agreement. Purchaser therefore has sufficient voting power to cause the Merger Agreement to be approved without the affirmative vote of any other shareholder.

         Pursuant to the terms of the Merger Agreement, after the approval and adoption of the Merger Agreement by the shareholders of the Company, the satisfaction or waiver of the other conditions to the Merger and the filing of Articles of Merger with the Indiana Secretary of State in accordance with the provisions of the Indiana Business Corporation Law (the "IBCL") and with the Delaware Secretary of State in accordance with the provisions of the Delaware General Corporation Law (the date and time of such filings is hereinafter referred to as the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of Parent or the Company (which will be cancelled and retired without any conversion thereof and without any payment with respect thereto)) will be cancelled, extinguished and converted into the right to receive $1.00 per Share in cash, without interest thereon. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.

VOTING AT THE SPECIAL MEETING

         The Board of Directors has fixed the close of business on August 7, 2000 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 5,788,569 Shares issued and outstanding, each of which is entitled to one vote at the Special Meeting, held by approximately [_____] holders of record.

         Shares represented by a properly signed, dated and returned proxy will be treated as present at the meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Proxies relating to "street name" Shares that are voted by brokers will be counted as Shares present for purposes of determining the presence of a quorum, but will not be treated as Shares having voted at the Special Meeting as to the Merger proposal if authority to vote is withheld by the broker. ACCORDINGLY, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE APPROVAL OF THE MERGER AGREEMENT.

         In order to vote on the approval of the Merger Agreement at the Special Meeting, shareholders may attend the Special Meeting or deliver executed proxies to the following address:

                          [---------------------------]
                          [---------------------------]
                          [---------------------------]
                          [---------------------------]
                          [---------------------------]

         INSTRUCTIONS WITH REGARD TO THE SURRENDER OF SHARE CERTIFICATES TO THE PAYING AGENT, TOGETHER WITH A LETTER OF TRANSMITTAL TO BE USED FOR THIS PURPOSE, WILL BE FORWARDED TO THE COMPANY'S SHAREHOLDERS AS PROMPTLY AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME. SHAREHOLDERS SHOULD SURRENDER SHARE CERTIFICATES ONLY AFTER RECEIVING A LETTER OF TRANSMITTAL. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                                   THE MERGER

BACKGROUND OF THE MERGER

         In September 1998, the Company engaged the U.S. Bancorp Piper Jaffray, Inc. ("U.S. Bancorp Piper Jaffray" or the "Advisor") to evaluate strategic alternatives available to the Company. In October 1998, the Advisor presented an analysis of a proposal it had received from Parent, in which Davis Wire Corporation ("Davis Wire"), a subsidiary of Parent, would acquire control of the Company, with shareholders of the Company having the option to either retain shares in a new entity formed by the merger of Davis Wire and the Company, or receive $5.00 per share in cash. The Board of Directors determined at that time that the Company should remain independent, and the Company did not pursue Parent's proposal. The Company's Board of Directors and management instead adopted a revised business plan based on focusing on the Company's core businesses, seeking to improve the Company's financial structure through cost reductions, increasing productivity of the Company's operations, and selling non-core assets. The Board and management believed that Parent's proposal did not reflect the full value that could potentially be realized if the Company's business plan was successfully implemented. After the Company's Board and management determined that the Company would remain independent and would pursue its revised business plan, the Company terminated the Advisor's engagement in March 1999.

         The Company continued to implement its strategy of focusing on its core businesses and seeking to improve its financial structure through cost reductions, increased productivity and the sale of non-core assets. The Company was able to pay down significant amounts of debt through these sales. However, adverse pricing developments at both the supplier and customer levels continued to have a negative effect on earnings and cash flow, while putting a strain on a reduced borrowing base.

         On December 23, 1999, Ronald B. Kalich, President and Chief Executive Officer of the Company, received a letter from Richard D. Denison of First San Francisco Corporation, an investment banker representing Heico. The letter stated that Mr. Denison believed a possible business combination continued to have economic merit. On January 4, 2000, Mr. Kalich received a telephone call from Mr. Denison and advised him that his inquiry would be reported to the Board of Directors of the Company at its next scheduled meeting on January 27, 2000. Following a discussion of these contacts at that Board meeting and on the recommendation of the Company's management, the board authorized Mr. Kalich to pursue exploratory discussions. Management's recommendation was based on its belief that because of the complementary nature of the businesses of the Company and Davis Wire, a combination with Davis Wire could be beneficial for all of the Company's stakeholders. In addition, based on management's prior discussions with Parent's representatives, management expected that Company shareholders would have the option in any transaction to retain an equity interest in the combined enterprises. As a result, management and the Board determined not to actively pursue other potential purchasers of the Company at that time.

         On February 10, 2000, Mr. Kalich met with Mr. Heisley and Mr. Denison at the Company's executive offices. They discussed the Company's capital needs and different possible structures for a transaction.

         On February 11, 2000, Mr. Kalich reported on this meeting to the Executive Committee of the Board (David Craigmile, Charles Schroeder and Mr. Kalich). The Executive Committee authorized Mr. Kalich to pursue the matter further with the Parent.

         On February 13, 2000, at an American Wire Producers Association Meeting in San Diego, California, Mr. Kalich held informal discussions with the chief executive officer of another company which had earlier (in 1997) expressed an interest in a business combination with the Company. Such chief executive officer indicated that any merger discussions with the Company should be deferred to some time in the future because such chief executive officer and his management team were focusing on another transaction at that time.

         On February 18, 2000, Mr. Kalich sent a confidentiality agreement to Thomas H. Pearson, a representative of the Parent. The confidentiality agreement was executed and returned on February 24, 2000.

         On March 7, 2000, Mr. Kalich, Michael K. Conn (Vice President of Finance and Administration and Chief Financial Officer of the Company), and Rex Northcutt (Director of Accounting at the Company) met in Chicago with Mr.

Pearson and E. A. Roskovensky, President of Davis Wire. At this meeting each party presented summary financial information. The parties agreed that there was enough economic potential in the possible combination of the businesses to warrant further mutual due diligence.

         From March 15 to March 17, 2000 representatives of Davis Wire conducted plant visits at the Company's Niles, Michigan and Stillwater, Oklahoma plants. On March 17, 2000, Mr. Kalich and Ken Staudinger, General Manager of the Company's Bead Wire Group, and Larry Thomas, General Manager of the Company's Weld Wire Group, visited Davis Wire's Kent, Washington facility. They met there with Mike Quirk, Vice President and General Manager of Kent Davis Wire, and Don Meiser, Vice President of Sales for Kent Davis Wire.

         On March 20, 2000, Mr. Kalich received from Mr. Roskovensky a due diligence request list.

         On March 21, 2000, Mr. Kalich participated in a conference call with Mr. Roskovensky and Stanley H. Meadows (Director and Assistant Secretary of the Parent) addressing the conduct of further due diligence and the possible structure of a transaction.

         At a regularly scheduled meeting of the Company's Board on March 22, 2000, Mr. Kalich updated the Board on details of discussions to date with the Parent. The Board authorized Mr. Kalich to continue discussions.

         From April 3 to April 7, 2000, representatives of Davis Wire conducted due diligence at the Company's headquarters. At an April 5, 2000 meeting of the Executive Committee of the Board, Mr. Kalich reported the results of discussions with Davis Wire to date and was authorized to continue such discussions.

         On May 1, 2000, Mr. Kalich met with Mr. Roskovensky. Mr. Roskovensky reviewed various alternative transactions involving a combination of Davis Wire and the Company. In addition, the preliminary results of an environmental study that Davis Wire had conducted were reviewed. This study suggested possible environmental liabilities significantly in excess of amounts the Company considered appropriate.

         From May 2 to May 13, 2000, Mr. Kalich and Mr. Roskovensky communicated several times regarding the valuations of the Company and Davis Wire and the assets and liabilities of each Company.

         From May 15 to May 19, 2000, financial, operational, legal and environmental representatives of the Company conducted due diligence reviews at the Davis Wire Facilities in Irwindale, California, Hayward, California, and Kent, Washington.

         On May 23, 2000, Mr. Kalich and Mr. Conn met with Mr. Meadows and Mr. Roskovensky at the Parent's offices in Chicago. At that meeting, representatives of the Parent, after expressing continued concern over future environmental liabilities of the Company, proposed a transaction in which the Company and Davis Wire (which for purposes of the proposed transactions would include Davis Wire's affiliates Jaenson Wire Corporation and Davis Wire Pueblo Corporation) would merge, with Company shareholders receiving stock in the surviving company, with no option to receive cash. Parent's proposal provided for a formula to determine the percentage of shares to be held by Company shareholders based on each entity's earnings before interest, taxes, depreciation and amortization ("EBITDA"), and liabilities. At that time, the proposal contemplated Company shareholders receiving between 8% and 13% of the surviving company. On that date, Davis Wire gave Mr. Kalich a letter summarizing these terms.

         At a meeting on May 24, 2000, Mr. Kalich reported to the Board on the background leading up to the latest proposal from the Parent and the alternatives management had explored, and summarized the Parent's proposal. The Company's board of directors authorized management to pursue a transaction with the Parent. The alternatives discussed included the discussions with the other party on February 13 referred to above, and that party's failure to pursue such discussions, the possibility of the Company approaching one of its foreign joint venture partners concerning a possible business combination, which management did not consider a viable alternative given the time frame in which the Company had begun to believe it might face a deteriorating liquidity position, as well as the Company remaining independent, which management also did not believe was a viable long-term alternative in light of the Company's possible future liquidity problems. Pursuant to the Board's direction, Advisor's engagement was renewed on May 26, 2000. By the time of such renewal, management's discussions with Parent had reached a fairly advanced stage, and the Advisor was asked principally to advise the Company with respect to that transaction. Management did not believe other viable alternative transactions were available to the Company, and thus did not request that the Advisor solicit alternative transactions, because (i) although the Company's troubled financial situation had been generally known throughout its industry, no other proposals had been received from third parties, and (ii) management did not believe there was time to conduct such a solicitation before the Company's liquidity position might force a bankruptcy filing.

         On May 26, 2000, Mr. Kalich, Timothy C. Wright, General Counsel and Secretary of the Company, and Patrick Maloney and Craig Walker of Bell, Boyd & Lloyd LLC, the Company's outside counsel ("Bell Boyd"), participated in a conference telephone call with Mr. Meadows and Helen Friedli of McDermott, Will & Emery, the Parent's outside counsel ("McDermott"). During that call Mr. Meadows and Ms. Friedli indicated that, in order to make the transaction more tax-efficient for the Parent and certain of its affiliates, the Parent was suggesting a revised structure in which Company shareholders would receive shares in a corporation that would manage, and whose sole asset would be an ownership interest in, a limited liability company, which would in turn own and operate the businesses of Davis Wire, Jaenson Wire Corporation, Davis Wire Pueblo Corporation and the Company. During that call, the Parent's representatives indicated that a draft merger agreement would be provided to the Company by the end of the following week.

         Also on May 26, the Company renewed its engagement of the Advisor.

         On June 2, 2000, one of the Company's principal suppliers suspended production of the Company's order because it believed the Company was not in compliance with its current payment obligations. After discussions with the Company, the supplier resumed production; however, management of the Company determined that it would be desirable to announce a transaction as soon as possible in order to reassure suppliers as to the Company's continued viability. Mr. Kalich contacted Mr. Roskovensky to suggest that the parties execute a letter of intent pending the completion of a definitive merger agreement. Mr. Roskovensky indicated that might be possible, and therefore on June 2, 2000, Bell Boyd prepared and delivered to Mr. Roskovensky and Mr. Meadows a draft letter of intent. Also on June 2, 2000, McDermott forwarded to the Company and Bell Boyd a draft merger agreement.

         On June 7, 2000, Bell Boyd provided comments on the first draft of the merger agreement to McDermott. On June 8, 2000, McDermott provided its version of a letter of intent to the Company and Bell Boyd.

         On June 9, 2000, Mr. Kalich, Michael Murphy of the Advisor, and Messrs. Maloney and Walker of Bell Boyd met with Mr. Meadows, Ms. Friedli and Eric Orsic of McDermott. After a discussion of each party's proposed version of a letter of intent, the Company's representatives determined that the provisions the Parent would require in a letter of intent (including, among other things, a break-up fee of $2,000,000) were not acceptable. The parties agreed instead to proceed directly to negotiate and sign a definitive agreement as promptly as practicable. The parties then negotiated with respect to certain provisions of the draft merger agreement.

         On June 12, 2000, McDermott provided the Company and Bell Boyd with a revised draft of the merger agreement.

         On June 13, 2000, Mr. Roskovensky and Donn Laden, Chief Financial Officer of Davis Wire, and Jon Hicks, a representative of Parent, met with Mr. Kalich, Mr. Conn and representatives of the Advisor at the Company's offices in Niles, Michigan. At this meeting, the Parent's representatives indicated that their pricing formula was then indicating that Company shareholders would receive only 4-5% of the stock in the new merged entity. The representatives of the Advisor indicated that they would need more information regarding Davis Wire, as well as a more definitive understanding of the consideration to be received by Company shareholders, for the Board to evaluate the transaction.

         On June 14, 2000, Bell Boyd provided McDermott with comments on the most recent draft merger agreement. Among other things, these comments reflected various concerns the Company and its counsel had with the proposed structure of the transaction and with the Parent's proposal that the consideration to be received by Company shareholders not be fixed at the time of signing, but would be subject to adjustment prior to closing. In light of those concerns, Mr. Murphy of the Advisor contacted Mr. Meadows on June 13, 2000 and again the next day to discuss those concerns and to ask whether the Parent would consider a cash transaction. Mr. Murphy and Mr. Meadows had several subsequent discussions concerning the consideration in a cash transaction, with Mr. Meadows indicating that the price would be less than $1.00 per share, and Mr. Murphy requesting that the Parent consider a price closer to then-current trading prices of the Common Stock. On June 16, 2000, Mr. Meadows told Mr. Murphy that he would make a proposal for a cash transaction on June 19, 2000. Also on June 16, 2000, the Company provided disclosure schedules relating to the draft merger agreement to the Parent.

         In addition, during the week of June 12 to June 16, 2000, management of the Company had discussions with the Company's lender, Foothill Capital Corporation ("Foothill") in which Foothill indicated that the Company had reached the limits of its borrowing capacity under its current arrangements, and that Foothill would not consider providing any additional financing unless the Company executed an agreement providing for some form of restructuring or business combination.

         On June 19, 2000, the Parent sent a proposed letter of intent to the Company suggesting a cash merger at $1.00 per share. Parent suggested a cash merger because of its concerns, as well as those expressed to it by the Company and its representatives, that in light of the significant issues that existed concerning the structure and the terms of a stock transaction, the parties would be unable to reach an agreement on the terms of such a transaction in a timely manner. Management directed Mr. Murphy to attempt to negotiate a higher price, and directed Bell Boyd to ask McDermott to provide a draft agreement reflecting the new structure. On June 22, 2000, McDermott provided a new draft agreement contemplating a cash merger at $1.00 per share.

         During the week of June 19 to June 23, 2000, Mr. Kalich and Mr. Conn held discussions with the other company that in February had requested that any merger discussions be deferred. While that company indicated that it continued to be interested in a possible transaction with the Company, it also indicated that it would not be able to consider a transaction on a timetable that came at all close to what the Company's management believed was required. Management believed, based on discussions with Foothill and certain of its principal suppliers, that if a definitive transaction was not announced by the end of June 2000, those parties would take actions requiring the Company to make a bankruptcy filing. The other party had indicated that it would need to conduct full due diligence before making a definitive offer, which it was not in a position to begin promptly.

         On the morning of June 23, 2000, the Company's board of directors met to further consider the proposed transaction. All of the directors were present except for Mr. Cucuz, who was out of the country and unreachable. Mr. Walter participated by telephone. The directors were provided with copies of the draft merger agreement as well as related materials. Management made presentations concerning the Company's financial situation and the background of the transaction. Management's presentations included a discussion of the possibility of a bankruptcy filing, which management believed would have a serious negative effect on the Company's businesses and operating cash flows, and would result in little or no value being realized for shareholders. Bell Boyd explained the terms of the transaction and reviewed related legal issues. Representatives of the Advisor then presented materials to the directors analyzing the financial aspects of the transaction, and indicated that they were prepared to deliver a fairness opinion concerning the transaction as proposed. After further discussion among the directors, management was directed to attempt to finalize the transaction, but to continue to seek a higher price, all subject to director review over the weekend of the materials received at the meeting.

         Later that afternoon, Mr. Murphy conveyed to Mr. Meadows the Board's desire for a higher price. Mr. Meadows responded that Parent would not increase its $1.00 per share offer. Also later that afternoon, Ms. Friedli of McDermott informed Bell Boyd that the Parent now wished to pursue a cash tender offer structure. Still later on June 23, 2000, Bell Boyd sent a marked copy of the latest draft of the merger agreement to McDermott.

         On June 24, 2000, representatives of McDermott and Bell Boyd negotiated by phone concerning the Company's latest comments on the merger agreement. Later on June 24, 2000, McDermott distributed a revised draft of the merger agreement reflecting the tender offer structure.

         On the morning of June 26, 2000, representatives of Bell Boyd and McDermott negotiated concerning the provisions of the final version of the merger agreement. A meeting of the Board of Directors of the Company was held by telephone conference call at 3:00 p.m. Central time on June 26 (with all directors present except Mr. Cucuz, who was still out of the country and unreachable), at which the revised terms of the transaction (including the tender offer structure and its effects) were discussed. After this discussion the Advisor delivered its fairness opinion. The Board then (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are advisable, fair to and in the best interests of the

Company's stakeholders, including shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), subject to finalization of definitive terms, and (iii) resolved to recommend that the Company shareholders accept the Offer and vote for the approval and adoption of the Merger Agreement and the Merger. After further negotiations between Bell Boyd and McDermott that afternoon and evening, the Merger Agreement was finalized and executed by the parties that night.

         The Company announced the execution of the Merger Agreement before the opening of the market on the morning of June 27, 2000.

         On July 10, 2000, Purchaser commenced a cash tender offer for all of the outstanding Shares at $1.00 per Share, in cash. The offer period expired on August 4, 2000 and on August 7, 2000 Purchaser acquired 4,705,354 Shares, consisting of all Shares tendered in the tender offer. The Shares acquired by Purchaser in the tender offer constitute approximately 81.5% of the outstanding Shares.

         On August 14, 2000, six of the Company's nine directors resigned from the Board pursuant to the Merger Agreement. The size of the Board was then reduced to seven members and Purchaser designated four persons who were subsequently elected as directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Company's Board of Directors, by unanimous vote of all directors present at a meeting on June 26, 2000, has (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are advisable, fair to and in the best interests of the Company's stakeholders, including shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), and (iii) resolved to recommend that the Company shareholders accept the Offer and vote for the approval and adoption of the Merger Agreement and the Merger. This recommendation is based in part upon an opinion received by the Company from U.S. Bancorp Piper Jaffray that the $1.00 per Share to be received by the holders of Common Stock in the Offer and in the Merger (the "Offer Price") is fair to such shareholders (other than Parent and its affiliates) from a financial point of view. The full text of the fairness opinion received by the Company from the Advisor (the "Piper Jaffray Opinion") is attached as Annex B. Shareholders are urged to read such opinion in its entirety. The Advisor has consented to the reproduction in full of its fairness opinion herein.

         In reaching its conclusions to approve the Merger and recommend that shareholders accept the Offer, the Board of Directors of the Company considered a number of factors, including the following:

                  (i) analysis of the historical and projected financial condition, results of operations and cash flows of the Company and the Company's current and projected liquidity position, which, among other things, showed the Company having insufficient sources of liquidity, absent the provision to the Company of additional financing by a third party;

                  (ii) the actions by the Company's senior lender, Foothill Capital Corporation, and certain of the Company's suppliers that are described under "Background of the Merger" and their likely adverse effect on the Company's liquidity position, as well as the statements made by Foothill Capital Corporation to the Company's management that it would be willing to consider the provision of additional short-term financing if a merger agreement were entered into;

                  (iii) the financial and other terms and conditions of the Offer and the Merger Agreement including the likely timing of the Offer and Merger;

                  (iv) the Board's view of the likelihood of additional liquidity resources being available to the Company from Heico after consummation of the Offer;

                  (v) the competitive environment in which the Company operates including the ability of the Company to raise prices or otherwise seek improved terms from customers in any material respect;

                  (vi) the history of Heico and its affiliates in the wire business including the record of profitability achieved by Heico's affiliate, Davis Wire;

                  (vii) the interests of certain directors and executive officers in the transaction under certain agreements and plans applicable to them;

                  (viii) that the $1.00 per Share price to be received by the Company's shareholders in both the Offer and the Merger would be payable in cash, thus eliminating any uncertainties in valuing the consideration to be received by the Company's shareholders;

                  (ix) that the Offer and the Merger would not be subject to any financing condition and that Parent has represented that the funds necessary to consummate the Offer and the Merger are available and will be provided to Purchaser;

                  (x) the written opinion of US Bancorp Piper Jaffray that the Offer Price to be received by the holders of Common Stock in the Offer and the Merger is fair to such shareholders (other than Parent and its affiliates) from a financial point of view (a copy of the Piper Jaffray Opinion which sets forth the assumptions made, matters considered and limitations on the review undertaken by U.S. Bancorp Piper Jaffray, is attached to this Proxy Statement as Annex B and is incorporated herein by reference). This opinion is directed only to the fairness, from a financial point of view, of the $1.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than Parent and its affiliates) and is not intended to constitute, and does not constitute, a recommendation as to whether any shareholder should tender Shares pursuant to the Offer. HOLDERS OF SHARES ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY;

                  (xi) the presentation of US Bancorp Piper Jaffray to the Board of Directors at its meetings on June 23, 2000 and June 26, 2000, respectively, as to various financial and other matters involving the Company and the transaction which the Board of Directors deemed relevant, including, among other things, (a) a review of the Company's historical financial performance and other data provided to US Bancorp Piper Jaffray by the Company relating to the Company's business, (b) a review of the historical stock prices and trading volumes of the Shares, (c) a review of the enterprise value implied by the Offer Price and liabilities to be assumed in the Merger in relation to enterprise values of certain publicly traded companies deemed comparable by U.S. Bancorp Piper Jaffray, (d) a review of the enterprise value implied by the Offer Price and liabilities to be assumed in the Merger in relation to transaction values in certain other transactions deemed comparable by U.S. Bancorp Piper Jaffray, and (f) an analysis of the Company's liquidity position;

                  (xii) management's discussions with other potential interested parties concerning possible business combinations;

                  (xiii) the fact that, to the extent required by the fiduciary obligations of the Company's Board of Directors under Indiana law and subject to certain conditions contained in the Merger Agreement, the Company may terminate the Merger Agreement in order to approve a tender offer or exchange offer for the Shares or other proposed business combination by a third party on terms more favorable to the Company's shareholders than the Offer and the Merger taken together, upon the payment of a $1.25 million termination fee, plus expenses of Parent and Purchaser;

                  (xiv) the future of the Company's employees;

                  (xv) the impact of the Offer and the Merger on existing options and shares of restricted stock;

                  (xvi) the opinion of management that in the event of a bankruptcy filing, shareholders would likely receive less than $1.00 per share due to the administrative and other costs and damage to the business associated with a bankruptcy proceeding;

                  (xvii) the recent trading prices and low trading volume for the Common Stock which suggested that trades were infrequently being made and thus, because there was not an active market of buyers and sellers, the current market prices for Common Stock may not be a reliable indication of fair value; and

                  (xviii) the impact on the communities in which the Company's facilities are located, and on its customers and suppliers, if a transaction was not completed and a bankruptcy filing became necessary.

         The foregoing is not intended to be exhaustive, but is intended to include many of the material factors considered by the Company's Board. In view of the complexity and variety of the issues, the Board did not attempt to quantify or otherwise attempt to assign any relative or specific weights to the specific factors considered, and individual directors may have given differing weights to different factors.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

         U.S. Bancorp Piper Jaffray was retained by the Company to act as its financial advisor in connection with the Offer and the Merger. The Company requested that U.S. Bancorp Piper Jaffray evaluate the fairness, from a financial point of view, to the holders of Shares (other than Parent and its affiliates) of the consideration to be received by such holders in the Offer and the Merger. On June 26, 2000, at a meeting of the Board of Directors of the Company held to evaluate the proposed transaction with Parent, U.S. Bancorp Piper Jaffray delivered an oral opinion (subsequently confirmed by delivery of a written opinion dated such date) to the Board of Directors of the Company to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the cash consideration to be received by holders of Shares (other than Parent and its affiliates) in the Offer and the Merger was fair, from a financial point of view, to such holders.

         THE FULL TEXT OF THE WRITTEN OPINION OF U.S. BANCORP PIPER JAFFRAY DATED JUNE 26, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. U.S. BANCORP PIPER JAFFRAY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CASH CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES (OTHER THAN PARENT AND ITS AFFILIATES) IN THE OFFER AND THE MERGER FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER, THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF U.S. BANCORP PIPER JAFFRAY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

         Pursuant to its agreement with the Advisor, the Company agreed to pay the Advisor (i) a retainer of $25,000 upon its initial engagement in September 1998, (ii) an additional retainer of $50,000 payable upon consummation of the Merger, and (iii) a fee of $100,000 for each fairness opinion it rendered. In addition, the Advisor will receive a fee upon the consummation of the Merger equal to $725,000, with the fairness opinion fees previously described being credited against such amount. In addition, the Company has agreed to reimburse the Advisor for its out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify the Advisor and its partners, employees, agents, affiliates or controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under Federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Board of Directors with respect to the Merger, shareholders should be aware that certain members of the Company's management and Board have certain interests which may be considered conflicts of interest in connection with the Merger.

Employment Agreements

         The Company has an employment agreement with Ronald B. Kalich, its President and Chief Executive Officer, and Supplemental Compensation Agreements with Michael K. Conn, Chief Financial Officer, David Lawrence, Treasurer, and Timothy C. Wright, General Counsel and Secretary, described below. In the event of a change of control (as defined therein), Messrs. Kalich, Conn, Wright and Lawrence may, under certain circumstances, terminate the agreements and be entitled to lump sum payments equal to the multiples of salary and bonus specified in their respective agreements. The purchase of Shares pursuant to the Offer constituted a change of control for purposes of those agreements. The lump sum amounts that would be payable to Messrs. Kalich, Conn, Wright and Lawrence if their agreements were terminated in accordance with their terms would be up to approximately $1,400,000, $192,000, $212,000 and $218,000, respectively, at
August 31, 2000.

         In addition, upon a change of control, Mr. Kalich will become vested in his rights under the Company's Targeted Retirement Benefit Plan described below. Under that plan Mr. Kalich would be entitled to annual payments equal to approximately $179,000 (assuming a change of control had occurred as of August 31, 2000). The purchase of Shares pursuant to the Offer constituted a change of control for the purposes of the vesting of Mr. Kalich's rights under such plan.

Mr. Kalich's Employment Agreement

         Under his employment agreement with the Company, Mr. Kalich received a one-time signing bonus in the amount of $40,000, and will receive an annual base salary of at least $400,000. During the fiscal year ending September 30, 2000, Mr. Kalich is also entitled to receive a minimum bonus of not less than $36,000, which bonus will increase to not less than $100,000 if the Company meets a designated net income target for the then ending fiscal year. Mr. Kalich will be eligible for bonuses in subsequent years.

         The Company may terminate Mr. Kalich's employment for "cause" including willful failure to perform, after notice and opportunity to cure, or certain criminal or fraudulent conduct or acts of moral turpitude. Mr. Kalich may terminate his employment and continue to receive certain benefits, described below, upon a change of control or for "good reason," including failure of shareholders to approve his stock option grant as proposed, material reduction in responsibility, material decrease in compensation, significant relocation, or if the Company is unwilling to extend Mr. Kalich's employment on terms at least as favorable to Mr. Kalich after his initial three-year term. If the Company terminates Mr. Kalich's employment other than for cause or because of death or disability or if Mr. Kalich terminates for good reason, Mr. Kalich is entitled to a lump sum cash payment equal to two (2) times his annual base salary then in effect and the continuation of his health care and insurance benefits provided under his employment agreement for the ensuing twenty-four months. If Mr. Kalich's employment terminates due to death or disability, he (or his estate) will be entitled to continued payments of base salary for 24 months (net of disability payments, if applicable).

         Under the agreement, if his employment is terminated pursuant to a change in control of the Company, Mr. Kalich is entitled to a lump sum cash payment. The Company's payment to Mr. Kalich under such circumstances would be
2.99 times his annual base salary then in effect plus 2.99 times the average of his previous two years' bonuses. The payments, in any event, would be limited to the amount that could be received by Mr. Kalich without any loss of tax deduction to the Company for payment under Section 280G of the Internal Revenue Code, dealing with so-called "Excess Parachute Payments." Under the agreement, a "change in control" is defined as (i) the acquisition of control of the Company's Board of Directors by any single entity (or group of entities acting in concert); (ii) the transfer of at least 51% of the Company's Common Stock to any single entity (or group of entities acting in concert); or (iii) any acquisition by the Company of its own Common Stock which acquisition results in
(A) fewer than 300 persons owning the Company's Common Stock, or (B) the Company no longer being listed on a national securities exchange.

         Mr. Kalich's employment agreement entitles him to participate in the Company's Targeted Retirement Benefit Plan, described below, and to be vested in his calculated benefit at the end of the initial term of his agreement.

         Mr. Kalich's employment agreement provides for a non-competition period of three years following his termination of employment.

Agreements with Other Named Executives

         On May 1, 1999, the Company entered into an employment agreement with its then President and Chief Executive Officer, Michael B. Savitske. Under the agreement, Mr. Savitske agreed to assist the Company's Board of Directors in searching for a successor President and Chief Executive Officer and to manage an orderly transition of leadership of the Company from Mr. Savitske to his successor. Mr. Savitske resigned from the Board of Directors of the Company and from his position as Vice Chairman on August 14, 2000.

         On November 16, 1999 Mr. Savitske entered into a new agreement with the Company pursuant to which he resigned his positions as President and Chief Executive Officer, and, in a non-active role, remained entitled to receive his then-current salary and benefits through April 30, 2001. On that date, he will be entitled to participate in the Company's pension and retirement plans.

         On December 31, 1999, Mr. Grafer resigned from his position as Chief Financial Officer of the Company upon entering into an agreement with the Company on substantially the same terms as that of Mr. Savitske, with an expiration date of June 30, 2001.

         The Company also has existing Supplemental Compensation Agreements (the "Agreements") with Mr. Conn, Mr. Lawrence and Mr. Wright, which, following a change in control of the Company, provide for a lump sum compensation payment to the executive in the event of his termination of employment by the Company, or by such executive following a substantial change in his job responsibilities. The lump sum payments for Messrs. Conn, Lawrence and Wright are equal to two times their respective "base amounts" (as defined under Section 280G(b)(3) of the Internal Revenue Code).

         A "change of control" is defined in such Agreements as: (i) the acquisition by any person or entity (other than any Company employee benefit plan) of 30% or more of combined voting power of the Company's outstanding securities; or (ii) shareholder approval of any consolidation or merger where, following such consolidation or merger, the Company's original shareholders do not hold at least 60% of the voting securities of the surviving corporation; or
(iii) during any 24-month period, the individuals (including "qualified replacements") who, at the beginning of the period, make up the Board of Directors, cease, for any reason, to constitute a majority of the Board; or (iv) shareholder approval of any sale, lease, exchange or other transfer of all, or substantially all, of the Company's assets to any entity in which the Company, or its shareholders, own less than 60% of that entity's outstanding voting securities.

Salaried Employees' Retirement Plan

         The Salaried Employees' Retirement Plan (the "Plan") is a defined benefit plan and provides for an annual lifetime pension at normal retirement age (the later of age 65 or five years of participation in the Plan) equal to 1.5% of the participant's total cash compensation from the Company (including any contributions made to the Employees' Stock Savings Plan from their pre-tax remuneration) for the period of covered employment occurring after October 1, 1987. The compensation elements upon which the Plan benefits are based are salary and payments of cash awards under the various incentive plans.

         The Company funds the entire cost of the Plan by periodic contributions to the Plan trust on an actuarial basis. Company contributions to the trust are not allocated to the account of any particular employee. Officers participate in the Plan on the same basis as all other employees of the Company who are covered by the Plan.

         Should they continue their covered employment with the Company at their 1999 annual rate of cash compensation until attainment of normal retirement age, the annual lifetime pension at normal retirement age under the Plan would be $33,150 for Mr. Kalich, $48,965 for Mr. Savitske; $51,977 for Mr. Grafer; $39,442 for Mr. Lawrence; and $18,503 for Mr. Wright.

Supplemental Retirement Plan

         The Supplemental Retirement Plan (the "SRP") provides an annual supplemental pension benefit to any participant in the Salaried Employees' Retirement Plan whose benefit under that plan is reduced or limited as a result of rules set forth in the Internal Revenue Code. The funding of the cost of this benefit will come from the general assets of the Company.

         Should they continue their covered employment with the Company at their 1999 annual rate of cash compensation until attainment of normal retirement age, the annual lifetime benefit at normal retirement age under the SRP would be $46,740 for Mr. Kalich, $30,458 for Mr. Savitske, and $4,638 for Mr. Grafer.

         The Targeted Retirement Benefit Plan (the "Targeted Plan") provisions provide that participants' retirement benefit will not be less than 55% of final average earnings. To the extent that Company funded benefits from the Salaried Employees' Retirement Plan and all other sources do not achieve this target, the Targeted Plan will make up the difference. The funding of the cost of the

Targeted Plan will come from the general assets of the Company. Current participants are Mr. Kalich, Mr. Savitske and Mr. Grafer.

         Should they continue their covered employment with the Company at their 1999 annual rate of cash compensation until attainment of normal retirement age, the estimated annual lifetime benefit at normal retirement age under the Targeted Plan would be $119,316 for Mr. Kalich, $59,806 for Mr. Savitske and $15,607 for Mr. Grafer.

PAYMENT FOR THE SHARES

         Promptly after consummation of the Merger, the Paying Agent will send a transmittal letter and instructions to each person that was a record holder of Shares immediately prior to the Effective Time advising such holder of the procedure for surrendering his or her certificate or certificates in exchange for $1.00 in cash for each formerly outstanding Share. To receive the payment to which they are entitled pursuant to the terms of the Merger Agreement, shareholders must carefully comply with the instructions on such transmittal letter and return it, along with their certificates, to the Paying Agent pursuant to the terms thereof. DO NOT SEND SHARE CERTIFICATES WITH YOUR PROXY. Interest will not be paid on the amounts payable upon surrender of certificates which formerly represented the Shares. If the cash price of $1.00 per share is to be paid to any person other than the registered holder of such Shares, it will be a condition to the payment by the Paying Agent that the surrendered certificate is properly endorsed for transfer and the person requesting delivery of the cash price will pay to the Paying Agent any transfer or other taxes as a result of the payment to a person other than the registered holder unless such person can establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not payable. None of the Paying Agent, Parent, Purchaser or the Company shall be liable to a holder of Shares for any cash delivered pursuant to the Merger Agreement to any public official pursuant to applicable abandoned property, escheat and similar laws.

         One year after consummation of the Merger, the Paying Agent will deliver to the Parent any cash funds not theretofore disbursed to holders of certificates formerly representing Shares, and thereafter the holders of such certificates shall look to the Parent (subject to applicable abandoned property, escheat or other similar laws) for any cash payments due as a result of the Merger for the Share formerly represented by such certificates.

PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

         The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in the Company. Once Parent controls the Company, Parent believes it will have the ability to implement changes at the Company that are intended to increase the profitability of the Company. The Merger will allow Parent to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. Upon consummation of the Merger, the Company will be a wholly-owned subsidiary of Parent.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

Antitrust Matters

         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Offer could not be consummated until notifications had been given and certain information had been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division"). The waiting period under the HSR Act expired on August 3, 2000.

         The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after the Effective Time, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

Indiana Business Combination Law

         Chapter 43 of the IBCL establishes a five-year period beginning with the acquisition of 10% of the voting power of the outstanding voting shares of a "resident domestic corporation" (which definition includes the Company) during which certain business transactions involving the acquiring shareholder are prohibited unless, prior to the acquisition of such interest, the board of directors of the resident domestic corporation approves the acquisition of such interest or the proposed business combination. The Board of Directors has approved the Merger Agreement and Purchaser's acquisition of Shares pursuant to the Offer. Therefore, Chapter 43 does not apply to the Merger Agreement.

         The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not believe that any state takeover statutes apply to the Merger. Purchaser has not currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Merger and nothing in this proxy statement or any action taken in connection with the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be delayed in continuing or consummating the Merger.

         The Board of Directors has taken the necessary action to render control share acquisitions provisions and business combinations provisions of Indiana Law, and any other potentially applicable anti-takeover or similar statute or regulation inapplicable to the Merger Agreement and the transactions contemplated thereby.

Control Share Statute

         A number of states (including Indiana, where the Company is incorporated) have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

         Under Chapter 42 of the IBCL, with certain exceptions, a person proposing to acquire or acquiring voting shares of an "issuing public corporation" (which definition includes only corporations having at least 100 shareholders, principal place of business, office or substantial assets within Indiana, and in which more than 10% of its shareholders are Indiana residents, more than 10% of its shares are owned by Indiana residents, or which have 10,000 or more shareholders who are Indiana residents) sufficient to entitle that person to exercise voting power within any of the ranges of one-fifth to one-third of all voting power, more than one-third but less than one-half of all voting power, or a majority or more of all voting power (a "control share acquisition") may give a notice of such fact to the corporation containing certain specified data. The acquiring person may request that the directors call a special meeting of shareholders for the purpose of considering the voting rights to be accorded the shares so acquired ("control shares"), and the control shares have voting rights only to the extent granted by a resolution approved by the shareholders. The resolution must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote separately on the proposal, excluding shares held by the acquiring person and shares held by management. Control shares as to which the required notice has not been filed and any control shares not accorded full voting rights by the shareholders may be redeemed at fair market value by the corporation if it is authorized to do so by its articles of incorporation or bylaws before a control share acquisition has occurred (the Company is authorized to make such a redemption). Shareholders are entitled to dissenter's rights with respect to the control share acquisition in the event that the control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority of all voting power. The Company Board can "opt out" of the Control Share Statute through an amendment to the By-laws.

         The Company has taken action necessary to render Chapter 42 inapplicable to the Merger.

THE MERGER AGREEMENT

         The following is a summary of the material terms of the Merger Agreement application to the Merger. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been included as Annex A hereto.

The Merger

         The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement and the applicable provisions of the IBCL, Purchaser will be merged with and into the Company and the separate existence of Purchaser will cease. The Company will be the Surviving Corporation of the Merger and will be entirely owned by Parent. In the Merger, each share of common stock of Purchaser outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, $.01 par value per share, of the Surviving Corporation. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent or Purchaser or held by the Company, all of which shall be cancelled) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $1.00 per Share (the "Merger Consideration"). At and after the Effective Time, any outstanding option to purchase shares of Common Stock (each a "Company Stock Option") or other stock-based awards of the Company granted under the Company's plans or agreements pursuant to which stock options or restricted stock awards or other stock-based awards of the Company have been or may be granted (collectively, the "Company Stock Plans") and any outstanding warrant or other right convertible or exchangeable into shares of capital stock of the Company (each a "Company Warrant") will, in accordance with the terms of the applicable Company Stock Plan or Company Warrant, by virtue of the Merger and without any further action on the part of the Company, Parent, Purchaser or the holder of any such Company Stock Option or Company Warrant, be automatically converted into the right to receive an amount per share of Common Stock into which such Company Stock Option (regardless of any vesting schedule) or Company Warrant is exercisable or convertible equal to (i) the Merger consideration less (ii) any applicable exercise price or conversion price with respect to such Company Stock Option or Company Warrant as of the Effective Time. At the Effective Time, all outstanding Company Stock Options shall be cancelled and all Company Stock Plans shall be terminated and of no further force or effect. The Merger Agreement provides that (subject to the provisions of the Merger Agreement and the applicable provisions of the IBCL) the closing of the Merger shall occur promptly following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of the conditions to the Merger set forth in the Merger Agreement.

Shareholder Meeting

         The Merger Agreement provides that unless shareholder action is taken by written consent, the Company shall call and hold a meeting of its shareholders (the "Company Meeting") as promptly as practicable following the purchase of Shares by Purchaser pursuant to the Offer for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Meeting as soon as practicable after such date. The Company shall set the record date for the Company Meeting or any action taken by written consent for the approval of the Merger as the date on which Purchaser becomes the record holder of all Shares purchased pursuant to the Offer. The Merger Agreement provides that Parent shall cause all Shares purchased by Purchaser pursuant to the Offer and all other Shares owned by Parent or any other subsidiary or affiliate of Parent to be voted in favor of the approval of the Merger.

Representations and Warranties

         The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to (i) the due organization, existence and the qualification, good standing, corporate power and authority of the Company and its subsidiaries;
(ii) the due authorization, execution, and delivery of the Merger Agreement and certain ancillary documents executed in connection therewith and the consummation of the transactions contemplated thereby, and the validity and enforceability thereof except for any required approval under the IBCL and the Board of Directors approval and adoption of the Merger Agreement and the ancillary documents executed therewith and the consummation of the transactions contemplated thereby and the Board of Directors resolution to recommend that the shareholders accept the Offer and vote for the approval and adoption of the Offer and the Merger; (iii) the compliance by the Company and its subsidiaries with all applicable foreign, federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments, rulings and decrees of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority, or any court, arbitration, board or tribunal; (iv) the absence of consents and approvals necessary for consummation by the Company of the Merger and the absence of any violations, breaches or defaults which would result from compliance by the Company with any provision of the Merger Agreement; (v) the capitalization of the Company, including the number of shares of capital stock of the Company outstanding; (vi) compliance with the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, in connection with each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) prepared by the Company since September 30, 1997, the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act and any schedule required to be filed by the Company with the Commission or any amendment or supplement thereto; (vii) compliance with generally accepted accounting principles in connection with the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company; (viii) the absence of untrue statements or omission of material facts; (ix) the absence of certain changes or effects; (x) the absence of undisclosed liabilities; (xi) the absence of pending or (to the knowledge of the Company) threatened claims, actions, suits, proceedings, arbitrations, investigations or audits; (xii) in connection with the Company's tax preparation, compliance with all applicable tax laws, payment and filing of all taxes and no undisclosed tax liability; (xiii) employee benefit plans; (xiv) compliance with any applicable provision of any law, statue, ordinance or regulation; (xv) certain fees in connection with the transactions contemplated by the Merger Agreement; (xvi) environmental matters; (xvii) the Company and its subsidiaries are in possession of all permits necessary for the Company or its subsidiaries to lease and operate its properties or to carry out the business of the Company; (xviii) in connection with material contracts, all of the contracts are valid and in full force; (xix) receipt of the opinion of U.S. Bancorp Piper Jaffray; (xx) state takeover statutes; (xxi) intellectual property matters;
(xxii) maintenance of insurance; (xxiii) the Company and its subsidiaries have good and marketable title to their assets; (xxiv) the absence of untrue statements of a material fact or omission of material facts in connection with the Schedule 14D-9 filed by the Company with the Commission; and (xxv) the absence of untrue statements of a material fact or omission of a material fact from the representations and warranties made by the Company in the Merger Agreement, statements or information contained in the Company disclosure schedule or in any information furnished by the Company to Parent pursuant to the provisions of the Merger Agreement.

         Parent has also made certain representations and warranties, including with respect to (i) the due incorporation, existence, good standing and, subject to certain limitations, corporate power and authority of Parent and Purchaser;
(ii) the due authorization, execution and delivery of the Merger Agreement and certain ancillary documents executed in connection therewith and the consummation of the transactions contemplated thereby, and the validity and enforceability thereof; (iii) subject to certain exceptions and limitations, the compliance by the Parent and Purchaser with any governmental body, agency, official or authority; (iv) subject to certain exceptions and limitations, the absence of consents and approvals necessary for consummation of the transactions contemplated by the Merger Agreement by Parent and Purchaser and the absence of any violations, breaches or defaults which would result from compliance by Parent and Purchaser with any provision of the Merger Agreement; (v)subject to certain exceptions and the absence of untrue statements of a material fact or omission to state any material fact in connection with the information supplied by Parent; (vi) the absence of any finders' or advisor's fees; (vii) subject to certain exception and limitations, in connection with the Offer, the absence of untrue statements of a material fact or omission of a material fact; (viii) absence of any material misstatements or omissions in the Offer to Purchase distributed to the Shareholders of the Company, the Schedule TO and the exhibits thereto filed by Purchaser with the Commission and (ix) the sufficiency of funds available to Purchaser for the consummation of the Offer and the Merger.

Conduct Until the Merger

         The Company has agreed that from the date of the Merger Agreement until the Effective Time, the Company and its subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, from the date of the Merger Agreement until the Effective Time, without the prior written consent of Parent:

                  (i) the Company will not, and will not permit any of its subsidiaries to, adopt or propose any change in its certificate or articles of incorporation or by-laws;

                  (ii) the Company will not, and will not permit any subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than transactions between direct and/or indirect wholly owned subsidiaries of the Company);

                  (iii) the Company will not, and will not permit any subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or any of its subsidiaries other than issuances of Common Stock pursuant to the exercise of Company Stock Options that are outstanding on the date of the Merger Agreement;

                  (iv) the Company will not (x) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

                  (v) the Company will not, and will not permit any subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock, Company Stock Options or Company Warrants or Company subsidiary stock options or warrants, except for repurchases, redemptions or acquisitions required by or in connection with the terms of any Company Stock Plan;

                  (vi) the Company will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or director stock options or other stock based awards or any warrants;

                  (vii) the Company will not, and will not permit any subsidiary of the Company to, (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Company or any of its subsidiaries, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its subsidiaries, (iii) increase any benefits payable under any existing severance or termination pay policies or employment agreements,

                  (viii) increase, other than customary periodic increases in the ordinary course of business, (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its subsidiaries or (v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a "change in control" to become a party to any such agreement or a participant in any such plan;

                  (ix) the Company will not, and will not permit any of its subsidiaries to, acquire a material amount of assets or property of any other person, other than the purchase of inventory in the ordinary course of business;

                  (x) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of any material amount of assets or property except pursuant to existing contracts or commitments or otherwise in the ordinary course of business;

                  (xi) except for any such change which is required by reason of a concurrent change in GAAP, the Company will not, and will not permit any subsidiary of the Company to, change any method of accounting or accounting practice used by it;

                  (xii) the Company will not, and will not permit any subsidiary of the Company to, enter into any joint venture, partnership or other similar arrangement;

                  (xiii) the Company will not, and will not permit any of its subsidiaries to, take any action that would make any representation or warranty of the Company in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time;

                  (xiv) the Company will not make or change any Tax election, settle any audit or file any amended Tax Returns, except in the ordinary course of business consistent with past practice; and

                  (xv) the Company will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

Access to Information

         From the date of the Merger Agreement to the Effective Time, to the extent permitted by applicable law, the Company will upon reasonable request give Parent, its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of the Company and its subsidiaries during normal business hours, furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its own employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company; provided that no investigation of the Company's business shall affect any representation or warranty given by the Company hereunder, and the Company shall not be required to provide any such information if the provision of such information may cause a waiver of an attorney-client privilege.

No Solicitation

         The Company has agreed in the Merger Agreement that the Company and its subsidiaries will not, and will use its reasonable best efforts to cause its respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in substantive discussions or negotiations with any Person with respect thereto, or in connection with any Acquisition Proposal or potential Acquisition Proposal, disclose any nonpublic information relating to it or its subsidiaries or afford access to the properties, books or records of it or its subsidiaries to, any Person that has made, or to such party's knowledge, is considering making, any Acquisition Proposal; provided, however, that, in the event that (X) the Company shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach under the no solicitation provision of the Merger Agreement, (Y) prior to receipt of Company Shareholder Approval, the Board of Directors determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of this Superior Proposal, if the Company fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, there is a reasonable possibility that such Board of Directors would be in violation of its fiduciary duties under applicable law, and (Z) after giving Parent three business day's notice of its intention to do so, the Company may (i) furnish information with respect to it and its subsidiaries to the person making such Superior Proposal pursuant to a customary confidentiality agreement containing terms generally no less restrictive than the terms contained in the confidentiality agreement (but not containing any exclusivity provision and permitting the person to submit to the Board of Directors Acquisition Proposals with respect to the Company provided that any such Acquisition Proposal is subject to the approval of the Board of Directors) provided that a copy of all such written information is simultaneously provided to Parent and (ii) participate in discussions and negotiations regarding such Superior Proposal.

         The Merger Agreement provides that it does not prevent the Board of Directors from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; provided that the Board of Directors shall not recommend that the shareholders of the Company tender their shares in connection with a tender offer except to the extent, after receiving a Superior Proposal, the Board of Directors determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of the Superior Proposal, there is a reasonable possibility that the Board of Directors would be in violation of its fiduciary duties under applicable law if it fails to make such a recommendation.

         The Company has agreed to (A) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the person making the Acquisition Proposal and set forth the material terms thereof) the Parent after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any subsidiary of the Company or for access to the properties, books or records of the Company or any subsidiary of the Company by any person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, and (B) will keep the Parent reasonably informed of any changes to the material terms of any such Acquisition Proposal or request. The Company has agreed to, and shall cause its subsidiaries to, immediately cease and cause to be terminated, and use reasonable best efforts to cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons with respect to any Acquisition Proposal.

         Under the Merger Agreement, "Acquisition Proposal" means any written offer or proposal for, or any written indication of interest in, any (i) direct or indirect acquisition or purchase of a business or asset of the Company or any of its subsidiaries that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole; (iii) tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. Under the Merger Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal for or in respect of all of the outstanding shares of the Common Stock (i) on terms that the Board of Directors determines in its good faith judgment (after consultation with U.S. Bancorp Piper Jaffray or another financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal) are more favorable from a financial point of view to its shareholders than the Merger; and (ii) that constitutes a transaction that, in such Board of Directors' judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

         The Company agrees that it will take the necessary steps promptly to inform its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in the no solicitation provision of the Merger Agreement.

Fees and Expenses

         Except as set forth below or as otherwise provided in the Merger Agreement, whether or not the Offer or the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees, costs and expenses. The Company shall pay the expenses related to printing, filing and mailing of the proxy statements.

Reasonable Best Efforts; Further Assurances

         The Merger Agreement provides that the Company and Parent shall each cooperate with the other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under the Merger Agreement and applicable laws to consummate and make effective the Offer and the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and
(ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

         Subject to applicable laws relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

         At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Purchaser, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Conditions to the Merger

         CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

                  (a) the Merger Agreement and the Merger shall have been approved and adopted by the shareholders of the Company in accordance with Indiana Law and the Company shall have complied with the information and notice requirements of Rule 14c-2 of the Exchange Act, if applicable;

                  (b) any applicable waiting period (including any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act"), as amended, relating to the Merger shall have expired or been terminated;

                  (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

                  (d) all required approvals or consents of any governmental authority (whether domestic, foreign or supranational) in connection with the Merger and the consummation of the other transactions contemplated thereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired) unless the failure to receive any such approval or consent would not, and would not be reasonably expected to, have a material adverse effect on Parent at or after the Effective Time and (ii) all such approvals and consents which have been obtained shall be on terms that would not, and would not reasonably be expected to, have a material adverse effect on Parent at or after the Effective Time.

         CONDITIONS TO THE OBLIGATIONS OF PARENT AND PURCHASER. The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

                  (a) (i) the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in the Merger Agreement and in any certificate or other writing delivered by the Company pursuant thereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

                  (b) there shall not be instituted or pending any action or proceeding by any governmental authority (whether domestic, foreign or supranational) before any court or governmental authority or agency, domestic, foreign or supranational, seeking to (i) restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any subsidiary of Parent of all or any portion of the business of the Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any subsidiary of Parent to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of Parent or any of its subsidiaries; (ii) to impose or confirm limitations on the ability of Parent or any subsidiary of Parent effectively to exercise full rights of ownership of the shares of the Common Stock (or shares of stock of the Surviving Corporation) including, without limitation, the right to vote any shares of the Common Stock (or shares of stock of the Surviving Corporation) on any matters properly presented to shareholders; or (iii) seeking to require divestiture by Parent or any subsidiary of Parent of any shares of the Common Stock (or shares of stock of the Surviving Corporation), if any such matter referred in subclauses (i), (ii) and (iii) would, or would reasonably be expected to, have a material adverse effect on Parent at or after the Effective Time;

                  (c) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated pursuant to the Merger Agreement (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a material adverse effect on Parent at or after the Effective Time;

                  (d) since the date of the Merger Agreement, there shall not have occurred a material adverse effect with respect to the Company, nor shall there have occurred a change or event which would reasonably be expected to have a material adverse effect on the Company;

                  (e)      the Foothill Consent shall have been obtained;

                  (f) there shall not have been a subsequent development (including any settlement or final settlement offer from counsel for the plaintiffs) in any action or proceeding pending on the date of the Merger Agreement relating to the Company or any of its subsidiaries or there shall not have been instituted any action or proceeding subsequent to the date of the Merger Agreement that would (i) have a material adverse effect on the Company, or (ii) make materially more costly (A) the making of the Offer, (B) the acceptance for payment of, or payment for, some or all of the shares pursuant to the Offer, (C) the purchase of shares pursuant to the Offer, or (D) the consummation of the Merger; or

                  (g) the Company shall not have (i) petitioned or applied to any tribunal for or consented to the appointment of a receiver, (ii) admitted in writing its inability to pay its debts as they mature,
         (iii) made an assignment for the benefit of creditors, (iv) been adjudicated bankrupt or insolvent, (v) filed voluntarily or had filed against it a petition in bankruptcy or a petition or an answer seeking reorganization or any arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, dissolution or liquidation law or statute, or (vi) become unable to conduct its business, taken as a whole, substantially as currently conducted (including the purchase of inventory and supplies and the payment of liabilities).

         CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

                  (a) (i) Each of Parent and Purchaser shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Purchaser contained in the Merger Agreement and in any certificate or other writing delivered by Parent or Purchaser pursuant thereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

                  (b) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated thereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a material adverse effect on the business of the Surviving Corporation at or after the Effective Time; and

                  (c) the Foothill Consent shall have been obtained.

Termination

         The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of the Company and Parent:

                  (a)      by mutual consent of the Parent and the Company;

                  (b) (i) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement), if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in the Merger Agreement in any material respect, or any such representation and warranty shall have become untrue, in any such case such that the provision regarding conditions to the obligations of Parent and Purchaser contained in the Merger Agreement will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by the Company of written notice of such breach; (ii) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by Parent of any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect, or any such representation and warranty shall have become untrue, in any such case such that the provision regarding conditions to the obligations of the Company in the Merger Agreement will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by Parent of written notice of such breach;

                  (c) by either Parent or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any governmental entity preventing or prohibiting consummation of the Offer or the Merger shall have become final and nonappealable;

                  (d) by either Parent or the Company if (i) the Offer shall not have been consummated before October 23, 2000 or (ii) the Merger shall not have been consummated before December 22, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein; provided, however, that this Agreement may be extended not more than 60 days by Parent or the Company by written notice to the other party if the Merger shall not have been consummated as a direct result of (i) the Company or Parent having failed to receive all regulatory approvals or consents required to be obtained by the Company or Parent with respect to the Offer or Merger or (ii) the existence of litigation or any governmental proceeding seeking to prevent or prohibit consummation of the Offer or the Merger; provided further, that this Agreement may be extended up to 90 days by Parent (and the Company agrees to such extension), in its sole discretion, in the event the Foothill Consent shall not have been obtained prior to the dates set forth in section (d) of the provision regarding termination in the Merger Agreement; provided further, that the Company may not terminate this Agreement due to the failure to obtain the Foothill Consent prior to the expiration of the period referred to in the immediately preceding proviso.

                  (e) by the Company if it determines to accept a Superior Proposal; provided that such termination under clause (e) shall not be effective unless the Company gives notice to the Parent at least three business day prior to acceptance of a Superior Proposal and shall not be effective until the Company has delivered the Company breakup fee as set forth in the provision regarding the effect of termination in the Merger Agreement resulting in the breakup fee. The Company shall not accept a Superior Proposal unless it terminates this Agreement.

                  (f) by Parent, if the Board of Directors of the Company shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Parent its approval or recommendation of the Merger Agreement, the Offer or the Merger, whether or not permitted by the terms hereof, or shall have failed to call the Company Shareholder Meeting, or shall have recommended a Superior Proposal (or the Board of Directors shall resolve to do any of the foregoing);

                  (g) by Parent if the Merger Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company's Shareholder Meeting or any adjournment or postponement thereof (except in connection with a breach by Parent of its covenants under the Merger Agreement).

                  (h) by the Company if the Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company's Shareholder Meeting or any adjournment or postponement thereof (except in connection with a breach by the Company of its covenants under the Merger Agreement).

                  (i) by Parent if Parent or Purchaser, as the case may be, shall have terminated the Offer, or the Offer shall have expired, without Parent or Purchaser, as the case may be, purchasing any shares of the Common Stock thereunder.

Effect of Termination

         In the event of the termination of the Merger Agreement by either the Company or Parent pursuant to the provision regarding termination under the Merger Agreement, the Merger Agreement shall forthwith become void, there shall be no liability under the Merger Agreement on the part of Parent or the Company, other than as provided under the sections of the Merger Agreement regarding effect of termination, fees and expenses, the confidentiality provisions, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

         In the event of termination of the Merger Agreement without consummation of the transactions contemplated thereby by the Company pursuant to termination by the Company if it accepts a Superior Proposal then the Company shall make payment to Parent simultaneously therewith by wire transfer of immediately available funds of a breakup fee in the amount of $1,250,000 (the "Company Breakup Fee") plus all expenses incurred by Parent in connection with the transactions contemplated thereby (which expenses shall not exceed $500,000 in the aggregate).

         If (i) the Merger Agreement is terminated without consummation of the transactions contemplated in the Merger Agreement by the Company if the Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders and (ii) at the time of the vote on the Merger by the shareholders of the Company at the Company's Shareholder Meeting or adjournment or postponement thereof (except in connection with a breach by the Company of its covenants under the Merger Agreement), an unsolicited Acquisition Proposal shall have been proposed, then the Company shall immediately make payment of the Company Breakup Fee plus all expenses incurred by Parent in connection with the transactions contemplated thereby (which expenses shall not exceed $500,000 in the aggregate) to the Parent by wire transfer of immediately available funds upon consummation of an Acquisition Proposal if such Acquisition Proposal is consummated within twelve (12) months from the time of the vote of the shareholders of the Company on the Merger and such consummated Acquisition Proposal is with the party (or an affiliate of the party) which had proposed an unsolicited Acquisition Proposal which was received by the Company prior to the Company's shareholders' vote

Directors and Officers Insurance; Indemnification

         The Merger Agreement provides that the Parent will maintain in effect for not less than six years after the Effective Time the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company), with respect to acts or failures to act prior to the Effective Time, including acts relating to the transactions contemplated by the Merger Agreement; provided, however, that in order to maintain or procure such coverage, the Parent shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 150% of the most recent annual premium paid by the Company prior to the date of the Merger Agreement (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Parent will only be required to obtain only as much coverage as can be obtained by paying an annual premium equal to the Cap. Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective articles of incorporation or by-laws (or similar organizational documents) shall survive the Effective Time and shall continue in full force and effect in accordance with their respective terms. The provisions of the Merger Agreement regarding Director and Officer liability are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         THE FOLLOWING IS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS WHOSE SHARES ARE CONVERTED INTO THE RIGHT TO RECEIVE CASH IN THE MERGER. THE SUMMARY IS BASED ON THE PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), APPLICABLE CURRENT AND PROPOSED UNITED STATES TREASURY REGULATIONS ISSUED THEREUNDER, JUDICIAL AUTHORITY AND ADMINISTRATIVE RULINGS AND PRACTICE, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT, AT ANY TIME AND, THEREFORE, THE FOLLOWING STATEMENTS AND CONCLUSIONS COULD BE ALTERED OR MODIFIED. THE DISCUSSION DOES NOT ADDRESS HOLDERS OF SHARES IN WHOSE HANDS SHARES ARE NOT CAPITAL ASSETS, NOR DOES IT ADDRESS HOLDERS WHO HOLD SHARES AS PART OF A HEDGING, "STRADDLE," CONVERSION OR OTHER INTEGRATED TRANSACTION, OR WHO RECEIVED SHARES UPON CONVERSION OF SECURITIES OR EXERCISE OF WARRANTS OR OTHER RIGHTS TO ACQUIRE SHARES OR PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR TO HOLDERS OF SHARES WHO ARE IN SPECIAL TAX SITUATIONS (SUCH AS INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, UNITED STATES EXPATRIATES OR NON-U.S. PERSONS). NOR DOES IT ADDRESS ANY ASPECT OF FOREIGN, STATE OR LOCAL TAXATION OR ESTATE AND GIFT TAXATION.

         THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

         The receipt of cash in exchange for Shares pursuant to the Merger will be taxable for federal income tax purposes and may also be taxable under applicable state, local or foreign tax laws. A shareholder who receives cash will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by the shareholder and the shareholder's adjusted tax basis in the Shares exchanged therefor. Gain or loss must be determined separately for each block of Shares exchanged (for example, Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss (provided that the Shares are held as capital assets) and any such capital gain or loss will be long term if, as of the date of the exchange, the Shares were held for more than one year.

         The foregoing discussion may not be applicable to certain types of shareholders or Shares, including shareholders who acquired Shares pursuant to the exercise of options or otherwise as compensation, individuals who are not citizens or residents of the United States, and foreign corporations, Shares held as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or entities that are otherwise subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, regulated investment companies, tax-exempt entities, financial institutions, and investors in pass-through entities).


                             FINANCING OF THE MERGER

         The Merger is not conditioned upon any financing arrangements. The amount of funds required by Purchaser to purchase all of the outstanding Common Stock pursuant to the Merger and to pay related fees and expenses is expected to be approximately $1,200,000. Purchaser will obtain these funds from Parent. To the extent the needed funds are not available from working capital, Parent will borrow under the loan agreement described below.

         On March 31, 2000, Heico and Parent (collectively, the "Borrowers") entered into a second amended and restated credit agreement ("2000 Credit Agreement") with a group of banks. Under the terms of the 2000 Credit Agreement, the lenders agreed to provide revolving loans from time to time of up to $250 million, due July 30, 2003, to be used for working capital and for other general corporate purposes. Up to $50 million of the revolving credit facility can be used to support outstanding letters of credit. Interest on the loans under the 2000 Credit Agreement is based on the agent bank's reference rate or the Eurodollar rate plus a factor which depends on the Borrowers' consolidated ratio of funded debt to earnings before taxes, interest, depreciation and amortization. In addition, Borrowers pay a commitment fee on the unused amounts of the credit facility. The revolving loans under the 2000 Credit Agreement are guaranteed by certain restricted subsidiaries of the Borrowers and are otherwise unsecured, subject to a negative pledge covenant. The 2000 Credit Agreement contains certain financial covenants restricting dividend payments, repurchase of shares, investments, issuance of additional debt, among other matters. Under the terms of the 2000 Credit Agreement, $185.9 million was available for investments at March 31, 2000. As of March 31, 2000, the Company had outstanding letters of credit of $8 million used principally to support insurance and bonding programs.

         The margin regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock, including if such credit is secured directly or indirectly by margin stock. Purchaser believes that the financing of the acquisition of the Shares will be in full compliance with the margin regulations.

                       INFORMATION CONCERNING THE COMPANY

THE BUSINESS OF THE COMPANY

         The Company and its subsidiaries currently operate in the wire and engineered products segments. The Company produces tire bead wire, welding wire, stainless steel spring and specialty wire, and plated wire. These wire products are supplied to major markets consisting of tire, spring, automotive component, electric component, telecommunications and fabricated metal products. The Company also produces wire cloth, nonwoven metal fiber materials, filters and inflator housings for automotive air bag inflators, which are sold primarily to automotive air bag manufacturers. The principal address of the Company is 1618 Terminal Road, Niles, Michigan 49120. The Company's telephone number is (616) 683-8100.

         The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in reports filed with the Commission. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system, including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The management of the Company is under the direction of the Board. The Board is currently comprised of seven directors: Ranko Cucuz, Michael F. Heisley, Sr., Ronald B. Kalich, Stanley H. Meadows, Donald R. Sheley, Jr., Emily Heisley Stoeckel, E. A. Roskovensky. Mr. Heisley, Mr. Meadows, Ms. Heisley Stoeckel and Mr. Roskovensky were designated by Parent an appointed to the Board on August 21, 2000 pursuant to the Merger Agreement.

         The following information regarding the directors is provided as of August 30, 2000.


                                         PRINCIPAL OCCUPATION AND OTHER
NAME OF DIRECTOR               AGE       INFORMATION
----------------               ---       ------------------------------

Ranko Cucuz                    55        Chairman and Chief Executive Officer of Hayes Lemmerz
                                         International, Inc. (automobile industry supplier).

Michael F. Heisley, Sr.        63        President and Chief Executive Officer of Heico Holding, Inc. since
                                         October 1997; previously Chairman of the Board of Heico Holding,
                                         Inc.; Chairman of the Board of Directors of Davis Wire Corporation
                                         and WorldPort Communications, Inc.; Director and Chairman and
                                         Chief Executive Officer of NS Acquisition Corporation.  Mr.
                                         Heisley is the father of Emily Heisley Stoeckel.

Ronald B. Kalich               52        President and Chief Executive Officer of the  Company since
                                         November 1999; previously President, Getz Brothers & Co., Inc.
                                         (international distribution company); Director, The
                                         Carbide/Graphite Group, Inc., Thomas and Betts Corp.

Stanley H. Meadows             55        Director and Assistant Secretary of Heico Holding, Inc. since
                                         October 1997; Director and Assistant Secretary of NS Acquisition
                                         Corp.; Mr. Meadows is the president of a professional corporation that is a partner at the law firm of McDermott, Will & Emery since
                                         1985.

Donald R. Sheley, Jr.          58        Formerly Vice President Finance and CFO, Standard Products, Co.

Emily Heisley Stoeckel         36        Director of Heico Holding, Inc. since October 1997; Managing
                                         Director of Heico Acquisitions since 1995; Director of Tom's
                                         Foods, Inc.  Ms. Stoeckel is the daughter of Michael E. Heisley,
                                         Sr.



                                      -25-

E. A. Roskovensky              54        President and Secretary of NS Acquisition Corp.; President and
                                         Chief Executive Officer of Davis Wire Corporation; Director,
                                         QuadraMed Corporation.


                   INFORMATION CONCERNING PARENT AND PURCHASER

PURCHASER

         Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of Purchaser are held by Parent. The principal address of Purchaser is c/o Heico Holding, Inc., 5600 Three First National Plaza, Chicago, Illinois 60602. The telephone number is
(312) 419-8220.

PARENT

         Parent, a Delaware corporation, is a privately owned holding company headquartered in Chicago, Illinois. Activities include construction equipment and services, heavy machinery, materials handling, and other interests. Parent is controlled by Michael E. Heisley, Sr. The principal executive offices of Parent are located at 5600 Three First National Plaza, Chicago, Illinois 60602. The telephone number is (312) 419-8220.

         Neither Parent nor Purchaser is subject to the informational reporting requirements of the Exchange Act, nor are any of them required to file reports and other information with the Commission relating to their respective businesses, financial condition or other matters. Except as otherwise disclosed in this Proxy Statement, neither Parent nor Purchaser has made, or is making, any provision in connection with the Merger to grant unaffiliated security holders access to the files of either Parent or Purchaser.

                      PRICE RANGE OF THE SHARES; DIVIDENDS

         The primary market for the Shares is the American Stock Exchange. The ticker symbol for the Shares is "NSD." The following table sets forth, for the Company's fiscal periods indicated, the high and low sales prices per share of Common Stock as reported on the American Stock Exchange Composite Transaction Reporting System. The Company did not pay cash dividends on its Common Stock during the periods set forth below.

                                      HIGH                    LOW
1998:
First Quarter                         8 1/16                  5 1/8
Second Quarter                        6 7/8                   5 5/16
Third Quarter                         6 1/8                   4 13/16
Fourth Quarter                        5                       3 1/16

1999:
First Quarter                         3 15/16                 2 1/2
Second Quarter                        4 1/8                   3
Third Quarter                         6 7/16                  2 7/8
Fourth Quarter                        5 7/8                   2 3/8

2000:
First Quarter                         4 1/16                  2 1/2
Second Quarter                        3 1/2                   1 3/4
Third Quarter                         2 1/2                   7/8
Fourth Quarter                        [____]                  [____]
(through [___], 2000)

         On [________] 2000, the last full trading day prior to the date of this Proxy Statement, the closing market price per Share on the American Stock Exchange was [$______]. Shareholders are urged to obtain current market quotations for the Shares.

         The Shares are presently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Upon consummation of the Merger the shares will be suspended from trading by the American Stock Exchange and the registration of the Shares under the Exchange Act will be terminated. The Shares will no longer be margin securities under the rules of the Board of Governors of the Federal Reserve System.

         The termination of the registration of the Shares under the Exchange Act will substantially reduce the information required to be furnished by the Company to the Commission and to the shareholders and will render inapplicable certain provisions of the Exchange Act such as the short-swing profit recovery provisions of Section 16(b).

                        OWNERSHIP OF SHARES BY DIRECTORS,
                       OFFICERS AND PRINCIPAL SHAREHOLDERS

SECURITY OWNERSHIP OF MANAGEMENT

         The table set forth below, including the footnotes, contains information as of August 30, 2000 concerning beneficial ownership of Common Stock by the directors, named executive officers of the Company and by all directors and executive officers of the Company as a group:

                                                  NUMBER OF SHARES
                                                  OF COMMON STOCK
MANAGEMENT                                        OWNED BENEFICIALLY  % OF CLASS
----------                                        ------------------  ----------

Mike Conn .......................................      1,000              *
David Craigmile .................................      0                  0
Ranko Cucuz .....................................      0                  0
Ronald B. Kalich ................................      0                  0
William D. Grafer ...............................      0                  0
Michael E. Heisley, Sr ..........................      4,705,354(1)       81.5
David L. Lawrence ...............................      0                  0
Stanley H. Meadows ..............................      0                  0
Ernest J. Nagy ..................................      0                  0
E.A. Roskovensky ................................      0                  0
Michael B. Savitske .............................      0                  0
Charles E. Schroeder ............................      0                  0
Donald R. Sheley, Jr ............................      0                  0
Emily Heisley Stoeckel ..........................      0                  0
Donald F. Walter ................................      0                  0
Timothy C. Wright ...............................      0                  0
Executive Officers and Directors as a Group .....      4,706,354          81.5

*     Indicates less than 1% of Class
(1) Includes 4,705,354 Shares held by Purchaser. Purchaser is a wholly-owned subsidiary of Parent and Mr. Heisley controls Parent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The table set forth below contains information concerning other principal shareholders known to the Company to own beneficially more than five percent of the Company's outstanding shares of Common Stock.

                                                  NUMBER OF SHARES
                                                  OF COMMON STOCK
BENEFICIAL OWNER                                  OWNED BENEFICIALLY  % OF CLASS
----------------                                  ------------------  ----------

Michael E. Heisley, Sr .......................       4,705,354(1)        81.5
c/o Heico Holding, Inc.
5600 Three First National Plaza
Chicago, Illinois 60602

The Killen Group, Inc. .......................        [389,928(2)         6.7]
1189 Lancaster Avenue
Berwyn, Pennsylvania 19312

Thomas W. Mittler ............................         355,800(3)         6.1
3607 South Main Street
South Bend, Indiana 46601

(1) Includes 4,705,354 Shares held by Purchaser. Purchaser is a wholly-owned subsidiary of Parent and Mr. Heisley controls Parent.

(2) According to a report on Schedule 13G filed by The Killen Group, Inc. ("Killen") on February 15, 2000, Killen has sole voting power over 259,834 of such shares.

(3) According to a report on Schedule 13G filed by Thomas W. Mittler filed on February 7, 2000.

                    PROXY SOLICITATION; REVOCATION OF PROXIES

         Proxies are being solicited by and on behalf of the Board of Directors. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses, in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Shares held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

         If the Special Meeting is adjourned for any reason, the approval of the Merger Agreement shall be considered and voted upon by shareholders at the subsequent adjourned meeting.

         IT IS URGED THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

         You may revoke your proxy at any time prior to its exercise by sending in a proxy bearing a later date, by delivering a written notice of revocation or by attending the Special Meeting in person and casting a ballot or delivering notice of revocation of your proxy.

                                  OTHER MATTERS

         The Board does not know of any other business which may be presented for consideration at the Special Meeting. If any business not described herein should come before the Special Meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

                INCORPORATED DOCUMENTS AND AVAILABLE INFORMATION

         The following documents or portions of documents are incorporated by reference in this Proxy Statement and are deemed to be a part hereof:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999; and

         (2) The Company's Quarterly Report on Form 10-Q for the nine months ended July 2, 2000.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement.

         Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement modifies or replaces such statement.

         The Company undertakes to provide by first class mail, without charge, to any person to whom a copy of this Proxy Statement has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this Proxy Statement by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to the Company at 1618 Terminal Road, Niles, Michigan 49120.

         AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in reports filed with the Commission. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system, including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.




                                   BY ORDER OF THE BOARD
                                   OF DIRECTORS



                                   T.C. Wright
                                   Secretary

____________________, 2000

                                   DETACH HERE



PROXY                  NATIONAL-STANDARD COMPANY COMMON STOCK              PROXY

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR THE SPECIAL MEETING ON ________________, 2000

         The undersigned appoints MICHAEL E. HEISLEY, SR. and STANLEY H. MEADOWS, or either of them, with full power of substitution, as proxies to vote all shares of Common Stock held by the undersigned at the Special Meeting of Shareholders of National-Standard Company to be held at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois at 10:00 a.m., local time, on ______________, 2000, and at any adjournment thereof.

         Unless otherwise marked, this proxy will be voted FOR item 1.

               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                   DETACH HERE

                         (CONTINUED FROM THE OTHER SIDE)


MARK THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION.

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 26, 2000, by and among Heico Holding, Inc., NS Acquisition Corp., a Delaware Corporation ("Purchaser") and wholly-owned subsidiary of The Heico Companies, LLC, a Delaware limited liability company ("Parent"), and National-Standard Company (the "Company") pursuant to which Purchaser will be merged with and into the Company, with the Company as the surviving corporation; and (b) each outstanding share of the Company's common stock, par value $.01 per share (the "Shares"), other than Shares held by Parent, the Company or any of their respective subsidiaries, will be converted into the right to receive $1.00 in cash, without interest.

                  [   ] FOR            [   ] AGAINST           [   ] ABSTAIN


                                            Dated:  ____________________, 2000


                                            ------------------------------------


                                            ------------------------------------
                                            Signature(s) Please sign exactly as
                                            your name appears. Joint owners
                                            should each sign personally. Where
                                            applicable, indicate your official
                                            position or representation capacity.